Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-135118 and 333-144214 of General Growth Properties, Inc. on Form S-8 of our report dated June 27, 2007, relating to the financial statements of General Growth 401(k) Savings Plan as of December 31, 2006 appearing in this Annual Report on Form 11-K of the General Growth 401(k) Savings Plan for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Chicago, IL
June 26, 2008